Exhibit 10.23

OFFER LETTER TO MAURICE JANSSEN

November 23, 2016

Dear Mr. Janssen,

Congratulations! I’m very pleased to extend you an offer of employment from MOCON, Inc. (“MOCON” or the “Company”).

This letter confirms our offer for the position of Senior Vice President, Global Sales and Marketing reporting directly to the President and Chief Executive Officer of the Company. This offer is contingent upon successful completion of a background and reference check.

This is an exempt position, and your starting annual salary will be $215,000 which will be paid in accordance with the Company’s standard payroll practices and is subject to all withholdings reasonably determined by the Company to be required by law. Your annual salary will be reviewed on an annual basis. Due to the timing of our hire date, your first opportunity to participate in any merit review process will be at the end of 2017. We have mutually agreed that your start date will be January 3, 2017 depending on acceptance from your current employer. We realize and accept that the starting date may be later due to your current contractual obligation but shall be no later than March 1, 2017.

You will be eligible to participate in the Company’s Incentive Pay Plan beginning in 2017. Your payout at target will be set at 40% of your annual salary. In 2017, you will also be eligible to participate in the Company’s special performance related bonus arrangement where you can earn up to an additional $15,000 and one additional week of vacation if certain goals, as determined by the Compensation Committee, are achieved. Both of these plans are subject to amendment each year. The details of the Company’s 2016 plans can be found in our latest Proxy Statement. In consideration that you will not be eligible to participate in our 2016 Incentive Pay Plan and that your resignation may result in the loss of a portion of your 2016 bonus from your current employer, you will receive a one-time start bonus of $10,000 on the first payroll following your start date.

The Company will also recommend to the Compensation Committee that you be granted an option to purchase 15,000 shares of MOCON stock that will vest in full on December 31, 2017 when the Compensation Committee grants options to our executive officers at the end of 2016. All stock options will be subject to the Company’s Stock Incentive Plan from which they are granted and the strike price will be set at the fair value on the date for which they are granted.

You will be eligible for all company benefits in which the Company’s executive officers participate, subject to the terms and conditions of each program, and with respect to the Company’s policy on automobiles for executives, you will receive an auto allowance of $1,000 per month. You will be responsible for paying any taxes that are payable with respect to such allowance. You will also become a party to the Company’s Executive

Severance Agreement. In addition, you will accrue vacation time in accordance with the Company’s vacation policy except that you will start by earning four weeks of vacation per year and during your first year of employment, you may take such as four weeks of vacation at any time regardless of when earned. In addition to vacation, you are eligible for 48 hours of floating holidays per year as a full-time employee. The number of hours will be pro-rated based on employment start date. On or before your first day of employment, you will need to sign and return the Company’s standard form of Confidentiality and Assignment of Inventions Agreement.

As an employee of MOCON, you will be subject to its policies and procedures, as in effect from time to time. Either you or MOCON may end the employment relationship at any time, with or without cause or advance notice. MOCON is an at-will employer; therefore, this letter does not constitute an employment contract. Your employment is conditioned upon you acceptance of the terms in this offer letter.

This letter sets forth the complete terms of your proposed employment with MOCON and supersedes any prior discussions, or oral or written statements. If you agree with the terms in this letter, please accept this offer electronically no later than Monday, November 28, 2016.

Maurice, I’m very excited to invite you to join us here at MOCON. Our team members are talented, highly motivated professionals – the best in the business. We have a work environment that is governed by our core values: integrity, innovation, high quality, customer focus and respect.

I’ll look forward to receiving your acceptance and to welcoming you as one of the newest members of the MOCON leadership team!

Best regards,

MOCON, Inc.

  /s/ Robert Demorest

Robert Demorest

President and Chief Executive Officer

Please acknowledge your acceptance of the offer by signing the space below:

Offer Acceptance:

  /s/ Maurice Janssen

Maurice Janssen